Exhibit 99.1

Internal Memorandum

Date: MONDAY, AUG. 24, 2020

To:	Delta Colleagues Worldwide
From:	Ed Bastian, CEO
Subject:	Gil West

Gil West, our Senior Executive Vice President and Chief Operating Officer, has informed me of his plans to retire from Delta after 12 years of service. In his time here, Gil has led the team that has been essential in making Delta what it is today -– the safest, most reliable airline on the planet, with an unmatched drive for innovation in every part of our business.

After joining us in 2008, Gil helped lead the merger integration of Delta and Northwest operations, and set the standard for combining the best of both companies. In subsequent years, Gil’s team brought Delta from the bottom of the industry in operational performance to the worldwide gold standard in reliability – something validated in recent years by the Wall Street Journal, FlightGlobal and many others. That journey invigorated Delta’s culture of continuous improvement in safety, efficiency and performance across all of our operational divisions.

In recent years, Gil has also led Delta’s portfolio of ancillary businesses and growth opportunities like the Delta Hangar, Technical Operations MRO services, Delta Flight Products and Delta Material Services.

Like so many Delta people, Gil’s commitment to the community extends far beyond our business. A champion of the American Cancer Society, Gil led Delta’s Relay for Life efforts for years, served as a member of the American Cancer Society board of directors and was the Honoree of the 2018 American Cancer Society Hope Ball.

Gil will stay with us through the end of September as we evaluate how to best transition his responsibilities in the current environment. While we will miss Gil, his greatest contribution to Delta was the creation of the world’s best operational team. We’re thankful for the foundation of operational excellence that our team will stand on and lead us forward in the years ahead.

Please join me in congratulating our great friend Gil West as well as Kim, his wife of 34 years, and their two sons on his well-earned retirement from Delta, and our best wishes to him on his next chapter.

Ed